Exhibit 99.1

Arrow Electronics Reports Record First-Quarter Results

Non-GAAP Earnings Per Share of $1.24

MELVILLE, N.Y.--(BUSINESS WIRE)--April 27, 2011--Arrow Electronics, Inc. (NYSE: ARW) today reported first-quarter 2011 net income of $136.3 million ($1.18 and $1.16 per share on a basic and diluted basis, respectively) on sales of $5.22 billion, compared with net income of $87.0 million ($.72 and $.71 per share on a basic and diluted basis, respectively) on sales of $4.24 billion in the first quarter of 2010.

The company's results for the first quarters of 2011 and 2010 include a number of items outlined below that impact their comparability. A complete reconciliation of these items is provided under the heading “Certain Non-GAAP Financial Information.” Excluding those items, on a non-GAAP basis, net income for the quarter ended April 2, 2011 would have been $146.0 million ($1.27 and $1.24 per share on a basic and diluted basis, respectively) and net income for the quarter ended April 3, 2010 would have been $92.6 million ($.77 and $.76 per share on a basic and diluted basis, respectively). Pro forma for acquisitions and excluding the impact of foreign exchange, sales increased 10% year over year.

“Our growth strategy and the related momentum we built throughout the second half of 2009 and 2010 have carried over into the first quarter of 2011, with the Arrow team generating the strongest first-quarter results in our history. Revenue and earnings per share came in well ahead of our expectations, driven by strength in both of our business segments,” said Michael J. Long, chairman, president, and chief executive officer. “We are focused on accelerating the growth in our core businesses, while expanding our geographic reach, product portfolio, and services capabilities. We are very optimistic about the long-term outlook for our businesses around the globe and believe there is immense opportunity in the technology industry.”

“Acquisitions were accretive to EPS and are tracking to our projections. Gross profit margin, operating expense as a percentage of sales, and operating income margin for our legacy businesses all showed significant improvement compared to last year,” said Paul J. Reilly, executive vice president, finance and operations and chief financial officer. “Our returns this quarter again demonstrated our unwavering commitment to creating shareholder value. Return on working capital and return on invested capital advanced 240 basis points and 190 basis points, respectively, to nearly 32% and to 14%.”

Global components sales of $3.89 billion increased 24 percent year over year. “We saw outstanding performance in all of our regions, with our core business showing very robust growth trends ahead of normal seasonality. Our recent acquisitions have complemented the core and are also driving growth in new markets and product sets. We are excited about the opportunities that lay ahead for global components and would expect to continue to outgrow the market with the strong start we have in 2011,” Mr. Long said.

Global enterprise computing solutions (“ECS”) sales of $1.34 billion increased 21 percent year over year, representing a record level of first-quarter revenue. “Sales were in line with the high end of normal seasonality, and we saw excellent year-over-year growth in industry-standard servers, storage, and services. We remain very optimistic about the outlook for the ECS business, as we have diversified into a number of faster growing markets, such as security, networking, and virtualization, and are well positioned to capitalize on the next wave of IT spending growth,” said Mr. Long.

The company's results for the first quarters of 2011 and 2010 include the items outlined below that impact their comparability:

  restructuring, integration, and other charges of $9.6 million ($7.2 million net of related taxes or $.06 per share on both a basic and diluted basis) in 2011 and $7.4 million ($5.5 million net of related taxes or $.05 per share on a both basic and diluted basis) in 2010;
  the company recorded a charge of $5.9 million ($3.6 million net of related taxes or $.03 per share on both a basic and diluted basis) in connection with the settlement of a legal matter in 2011; and
  the company recognized a gain on bargain purchase of $1.8 million ($1.1 million net of related taxes or $.01 per share on both a basic and diluted basis) related to the acquisition of Nu Horizons Electronics in 2011.

GUIDANCE

“Looking ahead, we believe that total second-quarter sales will be between $5.55 and $5.95 billion, with global components sales between $4.0 and $4.2 billion and global enterprise computing solutions sales between $1.55 and $1.75 billion. Earnings per share, on a diluted basis, excluding any charges, are expected to be in the range of $1.30 to $1.40,” said Mr. Reilly.

Please refer to the CFO commentary as a supplement to the company's earnings release, which can be found at www.arrow.com/investor.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for over 1,200 suppliers and 115,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 340 locations in 52 countries.

Certain Non-GAAP Financial Information

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the company provides certain non-GAAP financial information relating to operating income, net income and net income per basic and diluted share, each as adjusted for certain charges, credits and losses that the company believes impact the comparability of its results of operations. These charges, credits and losses arise primarily out of the company’s efficiency enhancement initiatives, acquisitions, and settlement of certain legal matters. A reconciliation of the company’s non-GAAP financial information to GAAP is set forth in the table below.

The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company’s operating performance and underlying trends in the company’s business because management considers the charges, credits and losses referred to above to be outside the company’s core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company’s financial and operating performance. In addition, the company’s Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.

The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

ARROW ELECTRONICS, INC. EARNINGS RECONCILIATION (In thousands except per share data)
	Quarter Ended
	April 2, 2011	April 3, 2010
	(Unaudited)

Operating income, as reported	$219,168	$145,270
Restructuring, integration, and other charges	9,607	7,437
Settlement of legal matter	5,875	-
Operating income, as adjusted	$234,650	$152,707

Net income attributable to shareholders, as reported	$136,309	$87,046
Restructuring, integration, and other charges	7,199	5,545
Settlement of legal matter	3,609	-
Gain on bargain purchase	(1,078)	-
Net income attributable to shareholders, as adjusted	$146,039	$92,591

Net income per basic share, as reported	$1.18	$.72
Restructuring, integration, and other charges	.06	.05
Settlement of legal matter	.03	-
Gain on bargain purchase	(.01)	-
Net income per basic share, as adjusted	$1.27	$.77

Net income per diluted share, as reported	$1.16	$.71
Restructuring, integration, and other charges	.06	.05
Settlement of legal matter	.03	-
Gain on bargain purchase	(.01)	-
Net income per diluted share, as adjusted	$1.24	$.76

The sum of the components for basic and diluted net income per share, as adjusted, may not agree to totals, as presented, due to rounding.

Information Relating to Forward-Looking Statements

This press release includes forward-looking statements that are subject to numerous assumptions, risks, and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company’s implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, and the company’s ability to generate additional cash flow. Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as “expects,” “anticipates,” “intends,” “plans,” “may,” “will,” “believes,” “seeks,” “estimates,” and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data) (Unaudited)
	Quarter Ended
	April 2, 2011	April 3, 2010

Sales	$5,223,003	$4,235,366
Costs and expenses:
Cost of sales	4,500,495	3,697,433
Selling, general and administrative expenses	464,920	366,749
Depreciation and amortization	22,938	18,477
Restructuring, integration, and other charges	9,607	7,437
Settlement of legal matter	5,875	-
	5,003,835	4,090,096
Operating income	219,168	145,270
Equity in earnings of affiliated companies	1,213	1,148
Gain on bargain purchase	1,755	-
Interest and other financing expense, net	25,767	19,086
Income before income taxes	196,369	127,332
Provision for income taxes	59,872	40,291
Consolidated net income	136,497	87,041
Noncontrolling interests	188	(5)
Net income attributable to shareholders	$136,309	$87,046
Net income per share:
Basic	$1.18	$.72
Diluted	$1.16	$.71
Average number of shares outstanding:
Basic	115,215	120,223
Diluted	117,428	121,906

ARROW ELECTRONICS, INC. CONSOLIDATED BALANCE SHEETS (In thousands except par value)
	April 2,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$521,302	$926,321
Accounts receivable, net	4,124,118	4,102,870
Inventories	2,074,970	1,908,953
Other current assets	181,524	147,690
Total current assets	6,901,914	7,085,834
Property, plant and equipment, at cost:
Land	24,340	24,213
Buildings and improvements	144,253	136,732
Machinery and equipment	901,062	863,773
	1,069,655	1,024,718
Less: Accumulated depreciation and amortization	(539,674)	(519,178)
Property, plant and equipment, net	529,981	505,540
Investments in affiliated companies	60,308	59,455
Cost in excess of net assets of companies acquired	1,381,474	1,336,351
Other assets	705,798	613,358
Total assets	$9,579,475	$9,600,538
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,220,826	$3,644,988
Accrued expenses	630,789	637,045
Short-term borrowings, including current portion of long-term debt	449,914	61,210
Total current liabilities	4,301,529	4,343,243

Long-term debt	1,558,577	1,761,203
Other liabilities	251,886	244,897
Equity:
Shareholders' equity:
Common stock, par value $1:
Authorized – 160,000 shares in 2011 and 2010
Issued – 125,382 and 125,337 shares in 2011 and 2010, respectively	125,382	125,337
Capital in excess of par value	1,050,598	1,063,461
Treasury stock (9,969 and 10,690 shares in 2011 and 2010, respectively), at cost	(308,330)	(318,494)
Retained earnings	2,310,456	2,174,147
Foreign currency translation adjustment	290,793	207,914
Other	(4,843)	(1,170)
Total shareholders' equity	3,464,056	3,251,195
Noncontrolling interests	3,427	-
Total equity	3,467,483	3,251,195
Total liabilities and equity	$9,579,475	$9,600,538

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)
	Quarter Ended
	April 2, 2011	April 3, 2010
Cash flows from operating activities:
Consolidated net income	$136,497	$87,041
Adjustments to reconcile consolidated net income to net cash used for operations:
Depreciation and amortization	22,938	18,477
Amortization of stock-based compensation	10,357	8,467
Amortization of deferred financing costs and discount on notes	717	558
Equity in earnings of affiliated companies	(1,213)	(1,148)
Deferred income taxes	(1,057)	15,091
Restructuring, integration, and other charges	7,199	5,545
Settlement of legal matter	3,609	-
Gain on bargain purchase	(1,078)	-
Excess tax benefits from stock-based compensation arrangements	(5,728)	(1,762)
Change in assets and liabilities, net of effects of acquired businesses:
Accounts receivable	278,549	8,094
Inventories	37,981	(99,247)
Accounts payable	(574,003)	(272,909)
Accrued expenses	(43,109)	(26,951)
Other assets and liabilities	(51,328)	(23,473)
Net cash used for operating activities	(179,669)	(282,217)

Cash flows from investing activities:
Cash consideration paid for acquired businesses	(379,013)	(3,060)
Acquisition of property, plant and equipment	(18,177)	(27,514)
Proceeds from sale of properties	-	6,806
Net cash used for investing activities	(397,190)	(23,768)

Cash flows from financing activities:
Change in short-term and other borrowings	(3,900)	14,160
Net proceeds from revolving credit facility borrowings	190,800	-
Proceeds from exercise of stock options	27,150	1,579
Excess tax benefits from stock-based compensation arrangements	5,728	1,762
Repurchases of common stock	(46,447)	(6,185)
Net cash provided by financing activities	173,331	11,316

Effect of exchange rate changes on cash	(1,491)	(32,287)
Net decrease in cash and cash equivalents	(405,019)	(326,956)
Cash and cash equivalents at beginning of period	926,321	1,137,007
Cash and cash equivalents at end of period	$521,302	$810,051

ARROW ELECTRONICS, INC. SEGMENT INFORMATION (In thousands) (unaudited)
	Quarter Ended
	April 2, 2011	April 3, 2010

Sales:
Global components	$3,886,600	$3,128,022
Global ECS	1,336,403	1,107,344
Consolidated	$5,223,003	$4,235,366

Operating income (loss):
Global components	$228,881	$154,108
Global ECS	39,080	23,913
Corporate (a)	(48,793)	(32,751)
Consolidated	$219,168	$145,270
(a)	Includes restructuring, integration, and other charges of $9.6 million and $7.4 million for the first quarters of 2011 and 2010, respectively. Also included in the first quarter of 2011 is a charge of $5.9 million related to the settlement of a legal matter.

CONTACT:
Arrow Electronics, Inc.
Michael Taunton, 631-847-5680
Vice President & Treasurer
or
Paul J. Reilly, 631-847-1872
Executive Vice President, Finance and Operations & Chief Financial Officer
or
Media:
John Hourigan, 303-824-4586
Director, Corporate Communications